UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

CELLU TISSUE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

CLEARWATER PAPER CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Additional information and where to find it

In connection with the proposed merger of Cellu Tissue Holdings, Inc. (the “merger”) with and into Sand Dollar Acquisition Corporation, a wholly owned subsidiary of Clearwater Paper Corporation, and required shareholder approval, Cellu Tissue intends to file with the SEC a preliminary proxy statement and a definitive proxy statement and other relevant material in connection the merger. The definitive proxy statement will be sent or given to the stockholders of Cellu Tissue. Before making any voting or investment decision with respect to the merger, investors and stockholders of Cellu Tissue are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Cellu Tissue with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at Cellu Tissue’s Investor Relations website at cellutissue.com/investor (click “SEC filings”) or from Cellu Tissue by contacting Investor Relations by mail at 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, Attention: Investor Relations, or by telephone at (707) 407-2164.

Participants in the Solicitation

Clearwater Paper and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Cellu Tissue stockholders in connection with the merger. Information about Clearwater Paper’s directors and executive officers is set forth in Clearwater Paper’s proxy statement on Schedule 14A filed with the SEC on March 29, 2010 and its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Cellu Tissue intends to file with the SEC.

Forward-Looking Statements

This transcript contains, in addition to historical information, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed merger involving Clearwater Paper and Cellu Tissue and the transactions related thereto (the “merger”), expected accretion to earnings, the estimated amount of annual synergies resulting from the merger, expected annual revenues of Clearwater Paper and Cellu Tissue as a combined company following the merger, the benefits of the merger to Clearwater Paper stockholders, opportunities for growth with existing customers and new customers in new channels, tissue production facilities and the expected timing of closing. Words such as “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “believe,” “schedule,” “estimate,” “may,” and similar expressions are intended to identify such forward-looking statements. These forward looking statements are based on management’s current expectations, estimates, assumptions and projections that are subject to change. Our actual results of operations may differ materially from those expressed or implied by the forward-looking statements contained in this presentation. Important factors that could cause or contribute to such differences include the risk factors described in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2009, as well as the following:

•	the closing of the merger may be delayed or may not occur

•	difficulties with the integration process or the realization of the benefits expected from the merger

•	Clearwater Paper’s ability to obtain debt financing to fund the acquisition of Cellu Tissue

•	general economic conditions in the regions and industries in which Clearwater Paper and Cellu Tissue operate

•	changes in the cost and availability of wood fiber used in the production of the companies’ products

•	litigation or regulatory matters involving antitrust or other matters that could affect the closing of the transaction

Forward-looking statements contained in this transcript represent management’s views only as of the date of this presentation. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

Ian:	Thank you for joining us. I’m Ian Zaffino, I’m the analyst covering Clearwater. I have an outperform rating on the stock. My earnings estimates are $4.79 in fiscal 2010 going to $5.43 in 2011. With me today presenting from the company is Gordon Jones, the Chairman and CEO, also Linda Massman, the CFO. So with that, I’ll turn it over to Gordon.

Gordon:	Thank you, Ian. Can you all hear me okay back there? Terrific. Thank you very much for coming. We’re honored to be a presenter here at the Oppenheimer Convention.

Clearwater Paper, we should first start by making sure you’re aware of some of the forward-looking statements that we’ll be making. I’ll leave that up there for just a second for you to make a quick review of. There’s comments in there also about our upcoming proposed merger. So it’s important to know we will be making some of these statements that regard to that, as well. And there’s additional information on our website and also at Cellu Tissue’s website, in case anyone would like to dig in a little bit deeper into some of the background of this particular presentation. There’s plenty of information there for you to follow.

We think the place to start is to really talk about the company, just from a brief overview. How many of you in this particular room are familiar with the Clearwater story, just if you could kind of help me out. Okay, good, some of you are, certainly, and some of you aren’t. Clearwater Paper was really formed back from a spinout from Potlatch in December of 2008. Potlatch was a REIT, these were manufacturing operations inside of Potlatch, and so the board of directors of Potlatch made the decision to spin the company out. So we’ve been around since December of 2008 with two principal businesses. One is consumer products business, and the other is our pulp and paperboard business. Last year, we rolled our single sawmill up underneath our pulp and paperboard division, so we really report two segments, pulp and paperboard and also consumer products. You can see the difference there from a revenue standpoint, pulp and paperboard, at this point in time, pre-merger with Cellu Tissue, is actually a bigger revenue producer than the consumer products division. There are differences in margin, of course, that are opposite from that. But we’re a $1.3 billion company, $165 million of adjusted EBITDA in the last 12 months LTM, and that, of course, is through the end of our second quarter.

Very steady growth on sales side, you can see on the left hand side of the chart. We are, of course, a bit of a commodity cyclical business, not as cyclical as many other portions of the pulp and paper industry because we’re in high end bleached paperboard and also in tissue, but we are driven by some of the commodity costs, our results driven by the commodity costs that are impacting us from time to time. You can see a post-spinoff, that number up there, 174 million, those numbers exclude any black liquor credit, so those are not included in those kind of numbers. That’s pure performance, it doesn’t include any alternative fuel credit.

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

Consumer product segment overview, nice steady business, again, a good jump in segment EBITDA. We consider ourselves really the only U.S. consumer tissue producer that manufactures solely private label tissue. And that means that, of course, there are competitors of ours that are branded players that also produce a bit of private label, but we do not produce any brands. Clearwater is strictly a private label tissue producer, of course, in addition to the paperboard side of the business.

This chart really shows you why we feel so good about the tissue business. It’s a nice, stable business, typically driven from population growth, and if population growth is 1 or 2 percent, the tissue business is typically growing at about the same rate. We plotted on the top there, the orange line, shows the GDP. So you can see that even if GDP is falling off, like it did last year, not that much impact on the tissue side of the business. Paperboard is a little bit more reflective of the general economy than tissue, but tissue is very much related to population. Inside of that tissue growth, though, private label continues to prosper. So you can see that growth and share between 2002 and 2009 across the three principal pieces of the tissue business, so private label is doing quite well.

This is a chart, one of my more favorite charts, but it’s a chart that kind of splits about the tissue business. So you can see where the splits are. And typically, in tissue, there is away from home it’s about a third, and the at-home business is about two-thirds. And Clearwater is in the at-home side of this particular chart in the green far left circle there. And then inside the at-home market, it’s split between non-grocery and grocery stores. And Clearwater is very much into the grocery store business. And if you took in the third circle from the left there, a quick look at what does a typical U.S. grocery store shelf look like, it’s 73% branded and 27% private label. And that’s a national kind of average. But then, take the 27% private label, again, we’re talking just grocery stores, at this point, Clearwater has 56% of that 27% nationally. So think of us from a tissue standpoint. And I know we’re going to talk more about this in a minute, but think of us as a private label tissue producer with West Coast papermaking capacities and a very high penetration in the grocery stores of private label in the West, not so much in the East. That’s pre-acquisition with Cellu Tissue.

We’ve also announced an expansion. We’re very excited about being able to add TAD paper machine capacity. And TAD is True Air Dried paper, which really allows us to participate very effectively in the ultra tissue market. And when you look at the tissue market, you’ve got about 84, 85, maybe 86% of the total tissue market is made up of bathroom tissue and towels. The rest is facial tissue and napkins. But you’ve got this 85% number that is bathroom tissue and towels, and

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

inside of that particular number, actually, 54% of that is bathroom tissue and bathroom tissue has, as you might expect, different levels of quality. The high end of that is ultra. This machine in Shelby, North Carolina allows us to participate in the ultra bathroom tissue market. We do today, and we do it very effectively with our conventional papermaking. But we really believe that in the future, we want to be able to compete even more effectively, and that’s why we’re adding a TAD paper machine in Shelby. And this was an announcement we made last spring.

On the paperboard business, again, we feel very good about this. Paperboard business has been nice and stable, good, particularly good in 2010. You can see our adjusted EBITDA numbers in the lower right hand corner, but a nice stable business. We participate in cosmetics, pharmaceuticals, blister board, commercial printing, high-end folding cartons, those types of things, and there’s a picture of some of the products that we make there. We are not a converter of those products, we’re strictly a parent roll seller of paperboard, of course, as opposed to tissue, where we actually convert all of what we make. But paperboard, we’re strictly a seller of the parent roll.

This is the market in paperboard, probably a little more sensitive to the economy, certainly more sensitive to the economy than tissue. But if you look at the far right lower right hand corner there, where the market in 2009, demand was off in 2009, given what was happening with the economy, but prices remained relatively stable. They remained stable because of producers like Clearwater, we took some downtime and we tried to match up supply to demand as effectively as we could so prices ended up remaining stable there. And really, then, in 2010, from that point, the price has improved a bit as demand has returned in paperboard.

This is really a graphic depiction of where are the operations at in paperboard. We have one in Lewiston, Idaho and another in Cypress Bend, Arkansas. The one in Cypress Bend, Arkansas is on the Mississippi, the one in Lewiston, Idaho is on the Clearwater River, where the Clearwater meets the Snake River in Idaho. And that just shows you from a graphic example where those are. Our export business, and we do a little bit of export, as noted by that circular chart to the right, comes out of Lewiston, goes to Asia, and it’s a liquid packaging, for instance, to Japan, milk carton stock, juice cartons, that type of thing.

The Cellu Tissue acquisition, we had a very exciting announcement that I think got folks’ attention, and we’re delighted to have you all here today to ask questions about it and hear about it. But the Cellu acquisition is something that we’re extremely excited about. Just a quick transaction overview, if we take it from the top, back in September, this is here in September, September 16, we made the announcement that we had announced an agreement to acquire Cellu Tissue holdings and cash for approximately $502 million. The price per share of that was going to be $12 a share, of course, there’s an equity value, plus we plan

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

on assuming their debt. Concurrent with that agreement, we’ve entered into a commitment letter, so we have a commitment letter to be able to help us on $300 million of a senior, unbridged, unsecured bridge facility. But the transaction is really, ultimately going to be financed with a bond of about $350 million of new senior, unsecured notes. And we are using cash on hand and along with that particular bond to really fund the acquisition. We expect it to close some time in the fourth quarter of 2010, and it is subject to a couple of approvals. Those approvals are not by the Clearwater shareholders, but by the Cellu Tissue shareholder approval and also passing Hart-Scott-Rodino clearance, getting those things done. We don’t anticipate problems with either of those, but we’re still working on them. The significant shareholder and CEO of Cellu Tissue, and that was a private equity firm, the CEO is a shareholder of it, executed this voting agreement in support of the transaction. So we feel comfortable that the transaction will proceed.

Transaction highlights, what does it really do? What’s it really mean to us? Well, it strengthens our position as one of the leading private label tissue manufacturers. If you take a look at these two companies, and we’ll show a chart in a minute, there’s really papermaking for us in the West, papermaking in the East for Cellu Tissue, and we’re putting them together. So Clearwater had a national, and still has a national sales presence, coast to coast sales presence in grocery stores, but all of the productive tissue capacity was either in Lewiston, Idaho or Las Vegas, Nevada. This really expands that production capacity to meet our national sales footprint. So we’re in alignment with that. That’s really the second point there is that we’re adding those multiple sites throughout North America. It increases our exposure to a more stable tissue sector. We believe that because it’s driven by population, it’s more predictable and stable than many of the other sectors in the pulp and paper industry. Customer growth with existing and new customers, this allows us to grow our business. We are, actually, a net buyer of parent rolls, and Cellu Tissue is a net seller of parent rolls, or hard rolls, as they would call them. And so we think that that’s an excellent fit to go together. Annual net cost savings of $15 to $20 million, we expect to have that by 2012. I don’t want to skip over the immediately accretive to earnings, but that’s mostly a function of really doing it by cash and it’s immediately accretive with no synergies. But we do have this $15 to $20 million of synergies to be realized by the end of 2012. And as you look and study our numbers, we have substantial liquidity and a very conservative leverage profile on this business. And of course, we feel good about our management team, and we feel awfully good about the Cellu Tissue management team and the folks at Cellu Tissue, as well. This acquisition allows us to actually increase our bandwidth of knowledge and talent, and we do that through welcoming the, assuming that the merger takes place, which we’re counting on, but welcoming the Cellu Tissue folks to the company.

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

There’s just a very quick summary of kind of if you add it up, what are some of the financial performance things. You can see the synergies listed there in the column, second end from the right. Tissue, hard roll tissue converted, I’d draw your attention down here to Clearwater Paper, 225,000 tons of tissue hard roll and 213,000 tons of tissue converted, the difference is really just a waste number. I mean, we, at Clearwater, absolutely convert 100% of all the tissue that we’re making. And as I mentioned, we’re actually a net parent roll buyer of tissue, but when you look at Cellu Tissue, a little bit different situation. They currently make more parent rolls or hard rolls than they convert. Their announced strategy has been to increase their conversion and decrease the number of parent rolls they sell, and we think that that was an excellent strategy, it’s a strategy which we are planning on continuing.

Cost savings opportunities, I won’t dwell too much on this, but you might imagine the freight cost minimization is an important part of this. We have been satisfying this national footprint, our sales commitment to the national grocery stores by shipping parent rolls of paper from Idaho, for instance, to our Chicago plant, converting it into cases, and then shipping it further East. Those kinds of things aren’t going to necessarily be necessary anymore because we’ll have paper making capacity in the East and converting capacity in the East. So we think that there is some significant logistical freight savings associated with that.

Pulp optimization, even though we are, at Clearwater, a net buyer of pulp and Cellu Tissue is as well a net buyer of pulp, we have been selling some pulp into the external market. We think that we can divert a portion of that back into the paper machines inside Cellu Tissue and really help from a cost standpoint there, as well.

SG&A is really a, what you might expect SG&A would be, the opportunity for some consolidations of rolls. On the hard roll integration, that’s really this thing I mentioned earlier, where we’re a net buyer of parent rolls and they’re, actually, a net seller, so there’s some consolidation efficiencies that happen there. And in efficiency improvements that just come from the due course of the size of the organizations and the scale benefits that come from being able to increase our capabilities relative to procurement. So we think that that will help us.

This is just a quick look at how the company moves through the integration and what’s it look like when it’s done. Pulp and paperboard over here on the left at about 57% of the mix, consumer products ala our tissue business at 43%, and then when you add Cellu Tissue to that, and we see Cellu Tissue as really being added in the aggregate to the consumer product side, we end up with pulp and paper at 41% and consumer products at the 59%. So we move from about a $1.3 to a $1.8, $1.9 billion company and very much more oriented on consumer products than we have in the past. We still like our paperboard business very much, as I mentioned earlier, it’s been a terrific business, but we are, actually, growing substantially, and it’s all in the tissue side of our business.

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

This is the map, a little hard to see, maybe, for some of you back there. But I’m sure you can go online and pull this one off. You can kind of see how very complimentary these geographic locations are. And they really don’t overlap. I mean, there’s not an overlap of the two anywhere on there that we consider to be inappropriate. And the Shelby, North Carolina fits perfect right into the mix, in particular because it’s going to run TAD tissue at Shelby. But if you go around that horn, and I won’t label them all, you can see manufacturing paper capacity in the Northeast, in the East, in the Southeast, a bit in the Midwest compliments ours in the West.

So what about customers? As you look across customers, we sell, very predominantly, into the national grocery channel. There is not a real significant overlap of customers here, maybe just a little bit in the grocery channel, but we have been predominantly in the grocery store channel, and Cellu Tissue has been predominantly in mass merchandising discount stores, dollar stores. So what we really have is two very nice companies with very comparable assets, very comparable quality, two high quality teams of people coming together to satisfy an expanded customer base across that increased capability. So we feel terrific about that.

This is a quick summary of what the North American tissue market looks like by producer, and as we start there to left, you can see the large branded players. This is pro forma, the one in the dotted blue line there is pro forma Clearwater after the merger with Cellu Tissue and puts us at about five percent of the tissue market. You can see the tissue market still remains fairly fragmented below that level. But again, if you look across there and you say who is producing private label tissue, one of the brands that is producing private label tissue, another only a very small amount, another not at all, and then it really kind of comes almost all the way over to us. We are, as I mentioned, the non-branded leader, relative to private label production, certainly post-acquisition.

This is just a very quick conservative pro forma capitalization comment. It’s our editorial comment at the top. But if we look up there and we say where are we really going to be? We’ll still have cash post-acquisition of $126 million, you can see our adjusted EBITDA, and if you go all the way down in the lower right hand corner, even after this acquisition, we will have significant liquidity. We will have significant liquidity, we will have significant cash, and our leverage will really only move to 1.6. And that 1.6 net debt to LTM adjusted EBITDA is actually before synergies. It’s more like about 1.5 after synergies happen. So although we are increasing leverage, we’ve gone from zero leverage, or actually negative leverage, to a very modest, conservative leverage level.

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

And that, basically, concludes what I wanted to say today. Linda Massman, our CFO, is here to also answer any questions you might have. The rest of what’s in this deck are really just the appendix issues and some of the definitions we wanted to provide for you so that you could take home with you. Thank you very much. We’re happy to take questions now. Ian. I can hear, just go ahead and shoot. We’ve got the two...

Male:	[inaudible]

Gordon:	Sure.

Q:	Since you _____ gone to your customers yet and had any discussions with them and if you have can you tell us what the dialogue has been?

Gordon:	We really haven’t. We have some constraints about that, of course, which are some of the obvious constraints. The deal is not done yet, we have to be very, very careful about that. I can tell you that prior to the announcement, from a personal standpoint, I spoke with many of our major customers, not about this deal, but about what their needs are. And their needs were relative to customer service, their needs were relative to TAD tissue capacity. Of course, Shelby answers that. And we think that, ultimately, they’re going to be very delighted with this particular acquisition. It really provides us the opportunity to service them from much closer than we have before and gives us capacity to grow. So those national grocery store chains that wanted additional capacity, they’re going to be able to get it now, and we’re not constrained by our limited paper capacity and those regional chains that were looking for someone or maybe they’re trying to move to be a national chain, they’ll feel supportive and certainly, we’re counting on the Cellu Tissue customers to feel positive about this, as well. But we really haven’t been able to dig deep into that, Ian.

Q:	And the other question would be as you look at your____ West Coast Channel _____ right now, is there a way to leverage Cellu’s strength in the non-grocery channel on the West Coast, or is the West Coast going to be a grocery only strategy?

Gordon:	No. Again, that’s sort of yet to be determined as we sit down and go through what all the customers look like and what the base is. But we think there’s some opportunity there for the expansion of this whole channel system for expansion of grocery in the East, and expansion of the mass and discount stores and stuff in the West. Certainly, the serviceability of the channels that we’re not in right now, like mass and discount and dollar stores in the West will be a heck of a lot easier, given our West Coast papermaking capacity. So we think that there’s some real opportunity there, but we haven’t got it all lined out, penciled out. It’s something we’ve got to work out with customers.
Other questions? Yes sir.

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

Q:	Given that Cellu Tissue just ___IPO [inaudible] announcement about TAD, I found the announcement somewhat surprising _____ although strategically sound, can you elaborate at all on how you and them came together and_____deal to take?

Gordon:	Sure, a little bit. I wouldn’t want to speak for them because certainly, they make their decisions and their shareholders still have to vote on that. But so let me just talk from a Clearwater perspective. We saw the wisdom, or we feel like there’s great wisdom in this acquisition. If I sound prejudice relative to that, I am. But we think that it means a lot to put these two companies together and that there’s lots of positive reasons for it. We had always said on our webcasts and in public forums that we were looking at all options. One of those options was M&A. While we were looking at M&A options, though, it became very clear to us that what we needed to do is to protect our franchise with our current customers and make sure that we were capable of producing high-end tissue, and that meant the TAD paper machine. And that’s why the TAD paper machine in Shelby got announced. And that’s going forward, and that’s full speed ahead, that’s an important part of this whole arrangement, whole strategic direction. So while that was happening, though, we were continuing to look at M&A opportunities. And we saw Cellu Tissue as a real opportunity for us. We had, as you might expect, a number of investment banks that had suggested that this was a reasonable and more than reasonable thing to do and when we looked at it, looked at it in depth, and really went back to Cellu Tissue, we realized that it did make a lot of sense to do. We sat down with them, and we were able to put the deal together. They’ve been very cooperative and supportive of this and my hands go out to the team of folks that they have there, as well as all their employees because we’re very much into expanding, if I haven’t said it already, our bandwidth of talent, and we’re looking at that as a real plus for us to be able to add Cellu Tissue and the talented people to the Clearwater team.

Q:	Their advisors approached you and asked you_______[inaudible]

Gordon:	Yeah, it’s really difficult to say where it really started because we had people knocking on our door saying you ought to be with Cellu Tissue, I suspect that Cellu Tissue had people knocking on their door saying you ought to be with Clearwater. So I don’t know that you can actually pinpoint a start point in this process. That would be kind of hard to do. We knew Cellu Tissue existed, all the way back from the spinout days, and we knew them and where they were and significant amount them because we see them in the marketplace, and they were on our radar screen.

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

Q:	All right, thank you. And given estimated deal is to close in Q4 can you give us an update on where you are?

Gordon:	Linda, you want to – just quickly?

Linda:	Sure. Our estimate is still to close at the end of the quarter, fourth quarter. We have filed for HSR, so we’re in the process of that, and we still need to get shareholder approval from the Cellu Tissue shareholders, so those are the two gating items.

Gordon:	Right.

Yes sir, in the back.

Q:	Talk about the Greenfield decision, was there any other assets [inaudible]?

Gordon:	Well, it’s a good question. Of course, we’ve been asked that before, and it is a good question. We looked at M&A opportunities from the spinoff on about where we were, and we looked at who was in the market, who’s available, who might fit, who might be the classic fit for us if we were to do M&A. So we looked at those kinds of things while we were also looking at whether or not Greenfield was an appropriate thing. We ended up settling on Greenfield and on Cellu Tissue as really the dual answer, if you will. And we feel really good about that. Hopefully, that answers your question.

Q:	______like similar capacity [inaudible]

Gordon:	Well, the way we look at it is that the tissue market is roughly, depending on what numbers you want to look at, roughly an 8 million ton market. And if you have, if you’re growing, and some people would say 9 if you’re North America, some say 8 million tons of tissue if it’s U.S., so you can go to RISI or IRI and get those exact numbers. But let’s, just for example, say it’s an 8 million ton tissue market that grows at 2 percent a year, you need 160,000 tons of tissue capacity just to keep up with population needs. And for that 160,000 tons, even the capacity that’s already been announced, including ours, in our opinion, doesn’t necessarily keep up with those kind of population needs. So that’s the fun thing about the tissue market. The other things is that our tissue machine is 70,000 tons, so you need 160,000 tons every year, but these take two-plus years to build, when you lay out the math associated with the expected increase in demand against what these tissue machines can make from a pure tonnage standpoint, we’re not troubled by the capacity that comes on. In fact, we’re anticipating that capacity continues to come on in the tissue market because it’s a good market. I contrast that to paperboard, just real quickly, of course our other large business, is that if you put

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

on a paperboard machine, you’re talking more like 300,000, 350,000 tons that comes on at once, so those kinds of things have a tendency to jolt a market. And remember that that’s more of a market that’s tied to the economy, whereas tissue is tied to population. So tissue machines, in our opinion, don’t necessarily need to jolt the market. Yes sir.

Q:	Can you talk about the return on capital and the _____ your two core business_____?

Linda:	Yeah, we tend to look at things more on an EBITDA margin basis. I think the returns have been fairly acceptable. On a go-forward capital deployment perspective, the way we look at new capital that gets deployed is on a discounted cash flow basis and an MPV basis, and we generally try to allocate a certain amount of capital growth, but a certain amount of capital, obviously, has to go to maintenance, which sometimes don’t have excessive returns because they’re maintaining some of the capital. I think we do a fairly good job of allocating that capital.

Q:	What about the portfolio over time, would you go all towards tissue ___ separating out assets_____? I’m just assuming _____ return on capital _____ evaluation over time.

Gordon:	Well, the – nothing profound to say, really, with regard to that. We still feel very good about the paperboard business. I mean, that’s a business that a lot of us are very familiar with, it’s nice and stable and I would say it’s not containerboard, it’s the high-end SBS bleach paperboard. That business has been very good here for the last year, for instance. In 2009 it wasn’t bad, it’s just the demand wasn’t very good, but prices were still okay because of that downtime I mentioned earlier. So we like the paperboard business, we don’t expect to jettison the paperboard business, we like that business, we like the tissue. It’s just when we’re talking about an allocation or deploying our capital, it’s, for us, now, it’s about tissue. We’ll leave all the options on the table of all the businesses over time, but now, it’s about deploying it towards the consumer product sector. We think that’s more stable and a good, efficient deployment of capital for us.

Linda:	And that would growth capital, clearly, we’ll continue to maintain capital going into the pulp and paperboard operations, as well.

Gordon:	Yes sir.

Q:	Can you talk about any trends in your _____?

Linda:	Go ahead and talk about pulp a little bit, maybe.

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

Gordon:	Well, pulp is probably one that might be on your mind with that question. Clearwater is currently a net buyer of about 85,000 tons of pulp. Now, we actually buy more than that because we’re selling some on the outside, and we use pulp, not only in our tissue operation, but we use some pulp in our paperboard operation. It helps us with the small hardwood fibers to inside our soft wood sheets in Lewiston, as an example, to give us the smoothness that we need. So we’re net buyers of pulp, 85,000 tons. At post-merger time, we will be a net buyer of about 400,000 tons of pulp. And of course, that’s a greater exposure to a particular pulp market that has implications when pulp market is high, there’s implications when pulp market is low, it certainly changes it. We ran the model through all different scenarios on high pulp prices, low pulp prices, and feel very good through the cycle, relative to those kinds of purchase numbers. Now, when it comes to other raw materials, just basically fibers, remember that we have our own pulp mills. This is something that Clearwater has that Cellu Tissue doesn’t bring to the merger is that we have pulp mills in Cypress Bend, Arkansas, which supply all the pulp for our paperboard business. And we have a pulp mill in Lewiston, Idaho that supplies pulp for the paperboard business there, as well as tissue. And this is also, as I mentioned before, where we’re selling a little pulp on the outside. So Clearwater comes to this merger with about 90% of all of pulp requirements supplied inside of our company already. Cellu Tissue comes to the merger with their buying virtually 100% of pulp for their operations because they don’t have pulp mills. So we blend those two together, that’s how we go from a net 85,000 to a net 400,000 tons as a net pulp purchaser. I would say that we have good company. If you look at those branded names that were up on my previous slide there, two of those three buy virtually all of their pulp and the amount of pulp that they buy on the open market and participate in the tissue market dwarfs the numbers that I just gave you from pulp purchasing. So pulp market moves, in personal theory, it either goes up or it goes down, and it’s going to continue to do so. So we’re not dissuaded by that, but we’re ready to meet those situations at any point in the cycle. Did that answer your question? Thanks. Other questions? Yes sir.

Q:	What is your current view of the pulp prices?

Gordon:	I was afraid somebody would ask me that. I’m going to, maybe, defer that to the experts of RISI and some of the others. It’s very hard to predict. The pulp market now is probably going to be pretty much a function of what happens in China, some of the folks saying that. Producer inventories are actually up. I saw some announcements that one producer had announced the price down and some others had announced the price would be flat during the month. It appears, from our standpoint, that the pulp market may have peaked and kind of gone over the back side. The question is what’s the slope of the curve now? Does it stay flat, does it go up or does it continue to go down? That’s a real crystal ball situation based on demand. One thing I would remind the audience to keep track of is what’s

Clearwater Paper Corporation

Oppenheimer Conference Transcript

September 29, 2010

happening with paper, pure paper demand throughout the world because pulp is a global commodity, and the prices of that will vary and, in my opinion, based upon what’s happening with paper demand throughout the world, so time will tell. Yes sir.

Q:	So you’ll be assuming or retiring about $250 million of debt from the deal, when you’re planning on raising in the neighborhood of $350 from your notes offering, is there any specified use or any reason for that additional cash raised?

Linda:	I can go through the sources and uses of capital, that might make it more clear. So you’re right, we are planning on raising about $350 million in the high yield market. For the transaction we’ll use about $210 million of cash and then we’ll be assuming $16 million of some industrial revenue bonds that the city forest operations at Cellu Tissue has outstanding. So that is the sources. The uses are the equity component, which is about $247 million, and that’s at $12 a share, obviously, times the fully diluted shares. Obviously going to take out the working capital lines that Cellu Tissue currently has outstanding, so that’s about $8 million as of their first quarter end, and we’ll retire their existing notes at face value, so that’s $234 million, and then assume that $16 million of IRBs. And then the part that you’re probably missing is the – we had estimated about $30 million of fees and expenses, and that’s really truly a nice round estimate at this point. And then we have accounted for $40 million of the bond breakage fees associated with the Cellu Tissue high yield notes that we’ll have to pay to make them whole, so that’s probably the part that you were missing.

Q:	Yeah, that’s pretty much _____. And then any thoughts, any updated thoughts credit numbers rates and how the market is looking?

Linda:	Yeah, I really don’t want to set any expectations out there in the bond market. We’re going to try to get the best rate possible. You’re welcome to have a look at where we’re trading now, you probably know that, I’m sure. Hopefully, a nice low rate. The bond market is strong and hopefully, we can participate in that.

Ian:	We probably have time for one more quick one and then we’re _____.

Gordon:	Other questions at all? Well, just in summary, thank you very much, first of all, for coming. We appreciate your participation. Hopefully, we’ve conveyed some excitement relative to our Cellu Tissue acquisition and our Shelby tissue machine in our paper business. So thank you all very much for coming, appreciate it. If there are any further questions we can ask, we’re happy to try. Thank you very much.

END